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                                                                   EXHIBIT 10.11

                  LEASE AGREEMENT PERTAINING TO OFFICE PREMISES

and other industrial Units not in accordance with Article 7A: 1624 of the Dutch Civil Code

      The undersigned Multimodaal Transportcentrum Amsterdam Westpoint v.o.f., established at Cacaoweg 20, in Amsterdam (1047 BM) in the Netherlands, hereinafter to be referred to as "Lessor," duly represented in this matter by Mr A.C. Ramselaar by power of attorney, and Starbucks Manufacturing EMEA B.V., a Dutch corporation, duly represented in this matter by Mr W.J. O'Shea, hereinafter to be referred to as "Lessee" hereby agree as follows:

                   The Leased Premises, Designated Use and Use

      1.1 This Lease Agreement pertains to warehouses (together approximately 6415 m(2)), office space on the ground floor level consisting of approximately 1160 m2 ("Ground Floor Office Space"), office space on the first floor level consisting of approximately 1160 m2 ("First Floor Office Space") (the Ground Floor Office Space and the First Floor Office Space are collectively referred to herein as the "Office Space") and a designated parking area, to be constructed by Lessor as outlined and specified in Section 5 herein, situated at Westpoint II, referred to in the land register as: Municipality of Haarlemmerliede en Spaarnwoude, Section L, number 3114 (partial) and fully known to both parties, hereinafter to be referred to as the "Leased Premises," and as shown on EXHIBIT A attached hereto and made a part hereof, as specified on the preliminary plans attached as EXHIBIT B and the technical description attached as EXHIBIT C (as used herein the term Leased Premises also refers to the "leased premises" as expanded from time to time pursuant to the terms hereof).

      1.2 Lessee shall have the right to occupy and/or use the Leased Premises for any lawful purpose or purposes, subject to the restrictions contained in Lessee's environmental permit and in the ground lease, including without limitation as a business accommodation for uses such as production, manufacturing, distribution and warehousing, including without limitation coffee roasting, distributing, manufacturing and storage, with ancillary offices.

      1.3 The maximum load to which the floors of the industrial Units within the Leased Premises may be subjected is 2.500 kg/m2. However, a part of the floors of the industrial Units within the Leased Premises is reinforced and may be subjected to 4000 kg/m(2), this part is specified in EXHIBIT D, attached hereto and made a part hereof. The maximum load to which the floors of the offices within the Leased Premises may be subjected is 500 kg/m2. The floors may not be subjected to any load that exceeds the maximum permissible load.

      1.4 As of the date of the signing of the present Lease Agreement, Lessor and the Municipality of Amsterdam, the bare owner (the "Owner"), shall have entered into a ground lease in (the "Ground Lease") more particularly described in EXHIBIT E attached hereto and made a part hereof. Pursuant to the letter from the Owner to Lessee, dated 31 October 2001, attached as EXHIBIT F, the Owner has consented to this lease, the Owner has consented to Lessee becoming a ground lessee of the Leased Premises if Lessee exercises its option to purchase the Leased Premises with Lessee in such event, and the Owner has consented that in that event a direct ground lease relationship between the owner and Lessee in respect of the Leased Premises will arise. Lessor hereby agrees that it will at all times comply with all of the covenants, terms, conditions and obligations of the Ground Lease, that it will keep the Ground Lease in full force and effect and that

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this lease and all of Lessee's rights hereunder are not and will not be subject, in a manner disadvantageous to Lessee, to any liens.

General Terms and Conditions

2.1 The General Terms and Conditions applicable to lease agreements pertaining to the lease of office space and other industrial Units not in accordance with
Article 7A: 1624 of the Dutch Civil Code, as filed at the Office of the District Court in `s-Gravenhage on 29 February 1996, registered under number 34/1996 (hereinafter referred to as "the General Terms and Conditions") are considered to constitute an integral part of this Lease Agreement. The content of the said General Terms and Conditions is known to the parties hereto and Lessee has received a copy of said General Terms and Conditions.

2.2 The General Terms and Conditions referred to in the previous clause apply to the extent that the provisions set out in this Lease Agreement do not expressly stipulate otherwise, unless the application of the said General Terms and Conditions is not possible in the case of the Leased Premises.

Duration, Renewal and Termination of the Lease Agreement

3.1 This Lease Agreement is entered into for a period of ten (10) years and the number of days between the date of Substantial Completion of the Leased Premises and the Commencement Date, commencing on the date on which the Leased Premises are Substantially Completed (as such term is defined in Section 5 below). For practical purposes, the Commencement Date of the Lease Agreement will be deemed to coincide with the first day of the month following the month in which the Leased Premises are Substantially Completed.

3.2 Following the expiry of the term of the lease referred to in the previous clause, this Lease Agreement is to be extended for an additional period of five
(5) years, unless this Lease Agreement has been terminated by Lessee in accordance with the stipulation set out in clause 3.3 hereof. Upon the expiry of the first option period as referred to above, the Lease Agreement will be renewed 3 more times, each time by 5 years, unless Lessee terminates the present Lease Agreement by the end of a current lease period in accordance with the stipulation set out in Section 3.3 and Section 3.4. Lessor may thus not terminate until by the end of the thirtieth year of the lease, also with due observance of a term of at least 9 calendar months.

3.3 Termination of this Lease Agreement is to be by means of notice of termination issued towards the end of a term of the lease with due observance of a period of notice of at least nine (9) calendar months. Lessor will serve a reminder notice in writing to Lessee at least twelve (12) calendar months before the end of a term of this lease, in order to signal to Lessee that a notice of termination might be issued by Lessee.

3.4 Notice of termination is to be served in the form of a writ or to be sent by registered letter.

3.5 Premature termination of this lease is possible in the event that one of the circumstances listed in Article 7 of the General Terms and Conditions arises.

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3.6 This Lease Agreement may also end automatically in accordance with the provisions set forth in Section 5 hereof.

Payment Obligation, Term of Payment

4.1 The payment obligation (the "Rent") incumbent upon Lessee under the terms of this Lease Agreement comprises:

                        the Base Rent (as such term is defined herein)

                        the Additional Rent (as such term is defined herein)

                        the fee for any additional amenities and services described in Section 7 plus any value added tax that may apply the value added tax that applies to the Base Rent and Additional Rent or an equivalent sum in the cases referred to in Section 13.2 of this Lease Agreement.

4.2 At the outset of the Lease Agreement, Lessee shall pay the sum of one hundred and thirteen euros and forty-four eurocents (113.44) (two hundred and fifty (250) guilders)/m(2) on an annual basis for that portion of the Office Space which is more particularly shown on the drawing attached hereto as EXHIBIT B and as indicatively technically described in the document attached hereto as EXHIBIT C (the "Finished Office Space"), fifty-five euros and thirty-six eurocents (55.36) (one hundred twenty-two (122) guilders)/m(2) for warehouse space, and forty-five euros and thirty-seven eurocents (45.37) (one hundred
(100) guilders)/m(2) for the remaining portion of the Office Space that may be completed in the future in accordance with Section 5.14 (the "Unfinished Office Space") (collectively, the "Base Rent"). The Base Rent for the Unfinished Office Space shall increase to one hundred and thirteen euros and forty-four eurocents (113.44) (two hundred fifty (250) guilders)/m(2) per annum upon the completion in accordance with Section 5.14. In the event that Lessee desires to lease additional exclusive parking spaces (in addition to those provided under Section
13.7 below), Lessee shall provide written notice to Lessor. Such notice shall include the number of additional exclusive parking spaces requested by Lessee. Provided such additional exclusive parking spaces are available, Lessor shall lease such additional exclusive parking spaces to Lessee. Lessee and Lessor shall reasonably agree on the location of all such additional exclusive parking spaces. Lessee shall pay the sum of thirteen euros and sixty-one eurocents (13.61) (thirty (30) guilders)/m(2) on an annual basis per additional exclusive parking space leased to Lessee.

4.3 The Base Rent is established and indexed on the basis of the price index that applies as per 1 September 2002. The Base Rent shall be revised for the first time on the first (1st) anniversary of the Commencement Date, and every year thereafter on an annual basis in accordance with Article 4 of the General Terms and Conditions. The above also applies to the rent for the additional exclusive parking space(s) referred to in the last sentence of Section 4.2.

4.4.1 For the Additional Improvements referred to in Section 5, Lessee shall pay an amount equal to: (a) the annual amortization of the Additional Improvements increased by (b) interest on the amount of the prime costs of the Additional Improvements, which interest rate shall be equal to the effective interest rate of the financing arrangement that Lessor will conclude hereto, after approval by Lessee, to finance the Additional Improvements and commence as of the date which is the latter

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of: (i) the date of the investments concerned or (ii) the date on which Lessee's obligation to begin paying Rent hereunder commences pursuant to Section 4.5 below, and also to be increased by (c) an additional two percent (2%) to cover the development fee and risks for Westpoint (the "Additional Rent"). Upon the full amortization of the Additional Improvements, Lessee shall no longer be liable for the payment of Additional Rent. The amortization term for the Additional Improvements shall be calculated as follows: (i) the Additional Improvements related to the base building shall have an amortization term based on the economic lifecycle of the Additional Improvements concerned and determined in accordance with generally accepted accounting principles consistently applied, but in no event will such term be less than ten (10) years, and (ii) all other Additional Improvements shall have an amortization term of 10 years. Lessor shall include the costs of the 13.1 meter clear height, increased floor loading, and increased pile lengths (if necessary) in the Base Rent as stated above and those improvements are therefore not characterised as Additional Improvements. If Lessee terminates the Lease Agreement before expiry of the amortization term of the Additional Improvements, Lessee shall within 3 months of the end of the lease compensate Lessor for the portion of the cost price of the Additional Improvements concerned that was not amortized, increased by any costs involved in the early repayment of the financing arrangement concluded by Lessor for the purpose of those Additional Improvements, all this in so far as not pertaining to Additional Improvements that are taken over by subsequent lessees within two (2) years of the end date of the present Lease Agreement. Lessor will inform Lessee in writing of subsequent leases until two
(2) years after the end date of the present Lease Agreement.

4.4.2 Lessee and Lessor have agreed a separate arrangement with regard to the installation of a sprinkler system, based on a proposal by Lessor to Lessee, dated 22 October 2001, and attached to the present agreement as EXHIBIT G, in the manner set out in this Section 4.4.2. The sprinkler system to be installed within the framework of the present agreement is capable of providing the entire Westpoint II building, as currently envisaged by Lessor, the said building consisting of 6 phases, with sprinkler facilities. The costs involved in the installation of the sprinkler system can therefore be divided into the costs involved in installation of the central sprinkler system, the so-called "capacity costs", and the costs involved in the installation of the sprinkler facilities per phase that are to be connected to the central sprinkler installation, the so-called "direct costs", all this as explained in EXHIBIT G. The direct costs for the sprinkler facilities of a certain phase will be entirely for Lessee's account - in the manner to be set out below - if Lessee leases the phase concerned and as soon as the sprinkler facilities concerned have been realised (in the first instance, the Leased Premises will comprise only phase 1). At Lessee's discretion, Lessee may either pay the direct costs by characterising the sprinkler facilities related to the direct costs as Additional Improvements, resulting in an Additional Rent to be calculated in accordance with Section 4.4.1, or by paying the direct costs concerned directly to the relevant contractor. Each of the parties shall pay one half of the capacity costs. Lessee shall pay its portion of the capacity costs via the Additional Rent with due observance of Section 4.4.1. As no more than approximately 24.5% of the capacity costs pertains to phase 1, assuming the final realisation and lease of all phases, the payment by Lessee of the Additional Rent in respect of the remaining 25.5% of the capacity costs will be decreased if and as soon as Lessor leases phases 2 and/or 3 to a third party, in proportion to the floor area included in such lease. The direct costs and the capacity costs shall have an amortization term of 20 years. Upon termination of the Lease Agreement, Lessee will not be obliged to remove the sprinkler system and the sprinkler provisions as referred to in EXHIBIT G.

4.5 Lessee's liability for Base and Additional Rent increased by the turnover tax due thereon shall commence one month after the date on which the Leased Premises were Substantially

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Completed as referred to in Section 5. As from the date on which the Leased
Premises are Substantially Completed, as referred to in Section 5, Lessee shall also pay the advance referred to in Section 4.6 and the turnover tax due thereon.

4.6 Payment of the fee for the ancillary amenities and services referred to in
Section 7 is to be provided for by means of a system of advance payment with final settlement at a later date, as described in Article 12 of the General Terms and Conditions. At the outset of this Lease Agreement, the advance for amenities and services amounts to nine euros and eight eurocents (9.08) (twenty
(20) guilders)/m2 for Finished Office Space (provided that such amount shall not be applicable to the Unfinished Office Space until such time that the Unfinished Office Space rent increase commences), one euro and thirty-six eurocents (1.36) (three (3) guilders)/m2 for warehouse space, and twenty-three eurocents (0.23) (fifty cents (0.5) guilders)/m2 for the exclusive parking space(s) for Lessee, all on an annual basis.

4.7 The Base Rent, the Additional Rent, the advance payment relating to the fee for the additional amenities and services and the value added tax, or the equivalent sum as stipulated in Section 13.2, of this Lease Agreement are to be paid in advance as a lump sum in the amount of two monthly instalments. Payment is to be made by means of transfer to the bank account yet to be stipulated by Lessor on or before the first day of the relevant calendar month.

                                 "Build to Suit"

5.1 Lessor shall construct, for its own account and risk, the spaces referred to in Section 4.2, which shall include access roads, driveways and the parking area in accordance with the Plans attached hereto as EXHIBITS A, B AND C (the "Preliminary Plans") and as possibly adjusted on account of any law, ordinance, rule or regulation (hereinafter: the "Basic Facilities"). Initially, Lessor shall construct the Office Space pursuant to the standards set forth in EXHIBITS B AND C (excluding, however, the Unfinished Office Space, which shall be completed in accordance with the provisions of Section 5.14 below).

During the term of the present agreement, Lessee may request that Lessor realises or has realised Additional Improvements with regard to the Leased Premises (hereinafter and above referred to as Additional Improvements). To the extent that the request must be deemed reasonably acceptable to Lessor, the parties will in mutual consultation attempt to reach an agreement on all aspects of the Additional Improvements concerned, with due observance of Section 4.4.1.

Lessor shall be responsible for paying the costs of the design and construction, provided that if as a result of the environmental permit obtained by Lessee additional improvements need to be constructed, such improvements shall be included in the Additional Improvements.

A final set of Construction Plans (the "Final Plans") is to be approved by both Lessor and Lessee in writing prior to commencement of construction, provided that such Final Plans shall be consistent with the Preliminary Plans and that which was agreed at the site meetings.

Lessor shall be responsible for procuring all necessary licenses and permits for the construction of the Basic Facilities and will use best endeavours to procure all necessary licenses and permits for the construction of the Additional Improvements (the "Permits"), with the exception that Lessee shall

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be responsible for obtaining the environmental permit necessary for its operation of a coffee roasting plant, warehouse and distribution centre. All costs related to the environmental permit are for Lessee's account. Procuring the Permits will have to be done in close consultation between Lessee and Lessor and Lessee will have to assist Lessor in procuring the permits as much as possible.

5.2 Lessor shall have the right to select and approve the contractor who will carry out the construction work referred to in Section 5.1, which contractor will be Hercuton B.V. and/or Ooms Bouwmaatschappij B.V. Lessor shall be exclusively responsible vis-a-vis Lessee for constructing the Additional Improvements. In connection with the construction of the Additional Improvements, Lessee shall have the right to require Lessor to acquire bids from at least two (2) contractors that are reasonably acceptable to Lessee, which bids shall be itemised in detail reasonably satisfactory to Lessee, and Lessee shall be furnished copies of all bids received by Lessor. Lessee shall have the right to select the contractor(s) who will construct the Additional Improvements, notwithstanding the fact that the contractor to be selected has to be reasonably acceptable for Lessor. However, Lessee assumes no obligations with respect to the manner or quality of this construction.

5.3 Lessor shall (i) commence construction of the Basic Facilities and realisation of the Additional Improvements agreed prior to the start of the construction as soon as reasonably possible after obtaining all Permits (ii) diligently proceed with the construction of the Basic Facilities and those Additional Improvements, and (iii) achieve Substantial Completion (as such term is defined below) of the same as soon as reasonably possible but in any event within seven (7) months after obtaining the Permits referred to in Section 5.1, including the environmental permit. Substantial Completion of the construction of the Basic Facilities and the realisation of the Additional Improvements agreed prior to the start of the construction shall be determined to be the point at which (a) Lessor and its Architect deliver to Lessee a notice of Substantial Completion, (b) Lessor delivers possession of the Leased Premises to Lessee and (c) the construction of the Basic Facilities and the realisation of the Additional Improvements that were agreed prior to the start of the construction are Substantially Completed in accordance with the Final Plans referred to in Section 5.1, subject only to minor items that will not and do not materially interfere with Lessee's occupancy of the Leased Premises (hereinafter: "Substantial Completion" or "Substantially Completed").

5.4 Lessor has indicated to Lessee that some lead time will be involved in the acquisition of piles and piling equipment. The lead times and dates for ordering such materials are described in EXHIBIT H attached hereto and made a part hereof. No later than two weeks before issuance of the building permit, Lessee shall notify Lessor if Lessor should order such materials or not order such materials. If Lessee instructs Lessor to order such materials, then said seven
(7) month period described above shall not be changed and Lessee shall be obligated to (i) pay the costs which Lessor incurs in that regard and shown in EXHIBIT H or (ii) compensate the actual damages incurred by Lessor with respect to the cancellation of the order for such materials, in so far as that damage is lower than the aforementioned costs, if Lessee terminates the present agreement pursuant to Section 5.12 and Lessor consequently cancels the order. If Lessee fails to instruct Lessor to order such materials, the said seven (7) month period shall be extended by one day for each day of delay in ordering such materials beyond the specified date therefore shown in EXHIBIT H, Lessor shall then order such materials immediately upon receipt of Lessee's notice to order such materials.

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5.5 Lessor shall advise Lessee no less frequently than monthly regarding the status of the construction of the Basic Facilities and the Additional Improvements. In addition, Lessor shall provide Lessee with at least ten (10) days notice of the anticipated Substantial Completion date of the Basic Facilities and the Additional Improvements agreed prior to the start of the construction. Lessee shall have the right to have Lessee's Representative (as such term is defined below) attend all job meetings with the contractor(s) and the Architect, and Lessor shall keep Lessee advised as to the scheduling of all such meetings.

5.6 Lessee shall, at all times, have the right to inspect the progress of the construction work. Lessee shall give Lessor written notice of any incomplete work, unsatisfactory conditions or defects (the "Punch List Items") within thirty (30) days after the discovery of the same, and Lessor shall, in so far as obligated thereto, comply with Lessee's requirements in that regard as soon as possible. In addition, Lessee shall give Lessor written notice of any latent defects discovered by Lessee after the Commencement Date promptly after the discovery thereof and Lessor shall, in so far as obligated thereto, cause such latent defects to be corrected as soon as reasonably possible and entirely for its own account.

5.7 If Lessee requires any change, addition or alteration (collectively, a "Change") in the (preliminary and/or final) Plans, Lessee shall notify Lessor of such Change in writing ("Lessee's Change Notice"), providing detailed plans and/or drawings showing such Change. Lessor shall not unreasonably withhold its consent to any such Change in the Plans and Lessor shall inform Lessee of its initial response within (5) business days In principle, Change Notices as referred to above shall be given to Lessor at weekly site meetings only; in the event of urgency, Change Notices may be sent to Lessor by registered letter, signed return receipt requested. At the subsequent site meeting, Lessee will be informed of the additional or lower costs involved in the Change or the (change of the) Additional Rent proposed in relation thereto as well as the additional construction time reasonable required for the Change concerned, after which Lessee shall inform Lessor of its decision in that regard without delay. Lessee may either pay the agreed price for the additional work directly to Lessor, or, if applicable, to the contractor concerned, or have the agreed additional work included in the Additional Rent in accordance with Section 4.4.1.

5.8 In the event that the construction of Basic Facilities and the realisation of the Additional Improvements agreed prior to the start of the construction has not reached Substantial Completion within seven (7) months of obtaining all of the Permits required hereunder, including the environmental permit, Lessee will forfeit a penalty equal to one (1) time the daily amount of Base Rent and Additional Rent due for each day the Substantial Completion is delayed beyond such time for the first forty-five (45) days of such delay and two (2) times the daily amount of Base Rent and Additional Rent due for each day the Substantial Completion is delayed for any days of delay beyond such forty-five (45) day period. Within 3 business days after establishing an exceeding of the term for Substantial Completion of the Leased Premises Lessor will inform Lessee in writing, well documented, what the causes of the delay have been and within what term and in which manner the Leased Premises may reasonably be expected still to be Substantially Completed. If the aforesaid term is exceeded by 90 days or less, Lessor will not be liable for any damage incurred and costs made by Lessee as a result thereof. In case of an exceeding of the aforesaid term of Substantial Completion that amount to an exceeding of more than 90 days Lessee will be able to use, for the benefit of her interests, all claim and remedy possibilities mentioned in the Dutch Civil Code in relation to an attributable default or a default, notwithstanding naturally the requirements that the Civil Code formulates for use of those possibilities and without prejudice to the defences accruing to

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Lessor under the Dutch Civil Code. In case of an exceeding of the term for substantial Completion Lessor will use best endeavours to still Substantially Complete (or cause Substantial Completion of) the Leased Premises as soon as possible.

5.9 Prior to the Completion, Lessee, its agents, contractors or employees shall have the right to enter the construction site for the purpose of installing Lessee's cabling, telecommunications and computer equipment, office furniture, roasting and packaging equipment, racking and other furniture, fixtures and equipment necessary for Lessee's use of the Leased Premises, provided that Lessee shall consult with Lessor about such entry of the construction site and Lessor's construction work is not materially interfered with.

5.10 The building shall be connected to a public sanitary sewer, potable water supply, storm sewer, electricity and gas (the "Utilities"), which must be adequate to serve the needs of Lessee in operation of the business which Lessee intends to operate upon the Leased Premises, as those needs are described in EXHIBIT C.

5.11 Lessor shall comply with all national, state, county, and city laws and ordinances presently affecting or respecting the Leased Premises in the construction of the Basic Facilities and the Additional Improvements.

5.12 Lessor has supplied the plans, documents and specifications required for the building permit meanwhile applied for by Lessor. Lessee has supplied the documents required for the environmental permit meanwhile applied for by Lessee. Lessee may, but shall not be obligated to, terminate this lease if the building permit and/or the environmental permit is denied, or is not finally and irrevocably issued by April 15, 2002. Lessee shall not, however, terminate this lease prior to June 1, 2002, if these permits can be reasonably expected to be finally and irrevocably issued on or before this date. If the building permit and/or environmental permit is not finally and irrevocably issued by June 1, 2002, then Lessee may terminate this Lease. In the event that a governmental agency that is to grant the said Permits requires a modification in the Plans that is reasonably unacceptable to Lessee and/or Lessor, the said permits will be deemed not to have been granted, and Lessee or Lessor may terminate this lease with immediate effect. In the event that this lease is terminated pursuant to this Section 5.12, the parties hereto shall have no further rights or obligations hereunder, unless such delay is a result of any breach of any provision of this lease by Lessor or Lessee and without prejudice to the obligation to compensate costs or damage as referred to in Section 5.4.

5.13 Lessor has good title of ground lease to the Leased Premises free and clear of all liens per the date of signing this agreement, and per the date of signing this agreement free from special charges and restrictions in the sense of
Article 7:15 of the Dutch Civil Code, other than described in EXHIBIT E and other than knowledgeable from the public registers of the land register. For the avoidance of doubt: after the date of signing this agreement Lessor is entirely free to create security rights in respect of the Leased Premises, which will be subordinated to this Lease Agreement and will not (cannot) infringe on the continuity of this Lease Agreement.

5.14 At any time during the term hereof, Lessee may give Lessor written notice that Lessor should undertake completion of the unfinished Office Space. Upon receipt of such written notice, Lessor shall, at Lessor's sole cost and expense, undertake the said completion and shall complete the work within one hundred and twenty (120) days after Lessor's receipt of Lessee's notice, on the basis of a completion level and a division of work or costs involved between Lessee and Lessor as

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set out in and arising from the documents attached hereto as EXHIBIT B and
EXHIBIT C. The realisation and substantial completion and the Commencement Date of the office space referred to above are otherwise subject to the provisions of
Section 5 above, in so far as relevant to that completion .

Turnover Tax

6.1 All amounts mentioned in this lease are exclusive of turnover tax. Lessee is required to pay turnover tax on the Base Rent and the Additional Rent and the fee for additional supplies and services. Turnover tax will be charged by Lessor and is required to be paid together with the rent and the fee for additional supplies and services, or the advance payment for these.

6.2 Referring to the Decision of 10 April 1996, no. VB 96/354, amended by the Decision of 24 March 1999, no. VB 99/571, parties agree that Lessor will charge Lessee turnover tax on the rent as from the commencement of the lease. Referring to above-mentioned Decision, Lessor and lessee waive the submission of a joint request opting for taxed rent as referred to in Article 11, paragraph 1, subparagraph b, under 5, of the Turnover Tax Act 1968.

6.3 The stipulations in Article 15.1, 15.2 and 15.3 of the general conditions do not apply to this lease.

6.4 Lessee hereby declares that its financial year commences on 1 October and ends on 30 September.

6.5 Lessor explicitly states that it will include this lease in its administration in accordance with the provisions of Section 34a of the Turnover Tax Act 1968.

Amenities and Services

7.1 The Parties agree that Lessor provides the additional amenities and services set out in EXHIBIT I to Lessee.

Guarantee by the Group of Companies

8.1 Lessee is not obliged to furnish any bank guarantee because Starbucks Corporation provides surety vis-a-vis Lessor for the obligations of Lessee under this agreement in accordance with EXHIBIT J.

Administrator and representation during the construction

9.1 Lessor is to act as the administrator until further notice.

9.2 Lessee has designated Mr D. Organ as its sole representative with respect to the matters set forth in this lease with respect to the construction and realisation of the Basic Facilities and the Additional Improvements, who shall have full authority and responsibility to act on behalf of Lessee as required in this lease with respect to the construction and realisation of the Basic Facilities and the Additional Improvements until further notice by Lessee. Lessee may at any time appoint a new representative as referred to above, after written notice to Lessor.

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9.3 Lessor has designated Mr A.C. Ramselaar as its sole representative with respect to the matters set forth in this lease with respect to the construction and realisation of the Basic Facilities and the Additional Improvements, who, until further notice by Lessor, shall have full authority and responsibility to act on behalf of Lessor as required in this lease with respect to the construction and realisation of the Basic Facilities and the Additional Improvements. Lessor may at any time appoint a new representative as referred to above, after written notice to Lessee.

Appendices

10.1 All of the appendices listed at the end of this agreement form part of the present agreement.

Proviso

11.1 Lessee is aware of the fact that the project of which the Leased Premises are a part is still under construction. Lessor reserves the right to (instruct a third party) to introduce any changes in the plans and/or any alterations to the project and the Leased Premises are reasonably necessary and related to the construction of the adjacent parts of the building and adjacent industrial park known as Westpoint II, provided, however, that the said changes in the plans or alterations may not impair the quality and/or the utility of the Leased Premises.

Delivery of the Leased Premises at the end of this Lease Agreement

12.1 Upon delivery, the condition of the Leased Premises shall be laid down in a dated delivery report drawn up in duplicate and signed by both parties, with each of the parties retaining a copy of the said delivery report.

12.2 In the event of termination of this Lease Agreement the two parties to the agreement are to act in accordance with the provisions set out in Article 5 of the General Terms and Conditions, on the understanding that the reference to
Article 1, clause 2, should read "the delivery report as referred to in the
Section 12, paragraph 1, of the Lease Agreement." With regard to the silo building, the provisions of Section 13, paragraph 11, of the Lease Agreement apply. With regard to the sprinkler system and the sprinkler provisions as referred to in EXHIBIT G, only the provisions of the last sentence of Section
4.4.2 apply.

Special Terms and Conditions

13.1 In the event that and to the extent that there are pipelines, cables, cables ducts and/or meter cabinets (serving other industrial Units) in or only accessible via the Leased Premises, Lessee hereby warrants vis-a-vis Lessor that the said pipelines, cables, cables ducts and/or meter cabinets are and shall continue to be freely accessible at all times. With regard to inspections and/or work in or on the said pipelines, cables, cables ducts and/or meter cabinets or any other such items, the provisions set out in Article 10 of the General Terms and Conditions and any other relevant provisions apply.

13.2 Value Added Tax Clause

            (a) Lessee and Lessor declare explicitly that the rent level was set on the basis that Lessee will continue to use the Leased Premises, or have it used, for activities of which at least the legally determined percentage or percentage yet to be determined is eligible for deduction of BTW on the grounds of which rent subject to turnover tax can be opted for.

            (b) Lessee declares that it will use the Leased Premises for purposes for which the right exists to make a complete or practically complete (at least 90%) deduction of BTW pursuant to Section 15 of the Turnover Tax Act 1968 and that Lessee belongs to one of the branches of industry indicated by the State Secretary in order of 19 December 1995, no. VB 95/3796 and subsequently amended, being employer's organisations, estate agents, travel agents and working conditions services with an independent legal status.

            (c) If Lessee does not use or no longer uses the Leased Premises for activities which entitle it to deduct turnover tax as referred to above, Lessee will no longer owe Lessor turnover tax on the rent, but Lessee will owe Lessor in addition to the rent exclusive of turnover tax commencing on the date on which the rent is exempted from turnover tax by way of a separate payment to Lessor such an amount that the latter is fully compensated for:

                        (i) The turnover tax which is no longer deductible as a
                  result of the cancellation of the possibility to deduct turnover tax from the operating costs of and/or from investments in the Leased Premises.

                        (ii) The turnover tax which Lessor has to pay to the tax
                  authorities and/or can no longer reclaim from the tax authorities as a result of the cancellation of the possibility to deduct turnover tax due to a recalculation of the taxed rent as referred to in Clause 15, subsection 4 of the Wet op de omzetbelasting 1968 (Turnover Tax Act 1968) or revision as referred to in Sections 11, 12 and 13 of the Uitvoeringsbeschikking omzetbelasting 1968 (Turnover Tax Implementation) Decree 1968).

                        (iii) All other loss which Lessor incurs as a result of
                  the cancellation of the possibility to deduct turnover tax.

            (d) If a situation as referred to in (c) occurs, Lessor will inform Lessee what amounts must be paid by Lessor to the tax authorities and provide insight into the other losses as referred to in (c).

      Lessor will give its co-operation if Lessee wishes to have Lessor's specification checked by an independent registered accountant. The costs of this will be at Lessee's expense.

      The financial loss incurred by Lessor as a result of the cancellation of the taxed rent must be paid by Lessee on Lessor's first demand.

            (e) Lessee will be obliged to inform Lessor by means of a signed statement within four (4) weeks of the end of its financial year in which it started to lease the Leased Premises (also if it has been made available wholly of partially to a third party), whether or not it has used the Leased Premises in the past financial year for purposes for which a right, as laid down in Clause 15 of the Wet op de omzetbelasting 1968, to make a complete or practically complete (at least 90%) deduction of turnover tax exists and belongs to one of the branches of industry designated by the State Secretary in his decree of 19 December 1995, no. VB 95/3796 and subsequently amended, being employer's organisations, estate agents, travel agents and working conditions services with an independent legal status.

         Lessee shall furthermore be obliged to inform Lessor after each successive financial year by means of a signed statement within four weeks following the end of the financial year concerned if the Leased Premises (also if it has been made available wholly or partially to a third party) were not used for purposes for which a right, as laid down in Clause 15 of the Wet op de omzetbelasting 1968, to make a complete or practically complete (at least 90%) deduction of turnover tax exists and belongs to one of the branches of industry designated by the State Secretary in his decree of 19 December 1995, no. VB 95/3796 and subsequently amended, being employer's organisations, estate agents, travel agents and working conditions services with an independent legal status. In both cases Lessee will be obliged to send a copy of the statement to the tax authorities within the same period.

            (f) If Lessee does not fulfil the aforementioned obligation to provide information or if it turns out in retrospect that its assumptions were incorrect, and it turns out in retrospect that Lessor has wrongly charged turnover tax on the rent, Lessee shall be in default, and Lessor shall be entitled to recover the resulting financial disadvantage from Lessee. This disadvantage concerns the full turnover tax still due by Lessor to the tax authorities plus interest, as well as the turnover tax which Lessor cannot deduct. The stipulations in this Section contain an arrangement for compensation in the event that the taxed rent ceases to be applicable with retroactive effect, in addition to the arrangement set out in this Section 13.2. The additional loss which results for Lessor from the retroactive effect, will be payable by Lessee immediately, in full and as a lump sum. Lessor will give its co-operation if Lessee wishes to have Lessor's specification of this additional loss checked by an independent registered accountant. The costs of this will be at Lessee's expense.

            (g) The stipulations set out in this Section will also apply if Lessor is confronted with a loss after the termination of the lease, whether premature or not, due to the cancellation of the taxed rent agreed upon by the parties. This loss will then be payable by Lessee to Lessor immediately, in full and as a lump sum.

13.3 Option to Expand the Leased Premises. Lessor hereby grants to Lessee an option to expand the Leased Premises in accordance with the terms described herein (the "Expansion Option"). During the term of the Expansion Option, Lessee may expand the Leased Premises by electing to amend the terms of this lease, so that one or two (2) similar Units directly adjacent to the Leased Premises, which Units are more particularly shown on EXHIBIT K attached hereto, will form part of the Leased Premises. Any time that Lessee exercises the Expansion Option with respect to either one or both of the two (2) Units described above, such Unit(s) shall be replaced with additional adjacent Unit(s), which additional Unit(s) shall be subject to the rights contained in this Section 13.3 (the "Expansion Replacement Unit(s)"), in so far as such additional units are actually still available or will become available at that time. If no such additional units are or will become available, the expansion option will not apply at that time. The procedure for the replacement of Unit(s) described in the preceding sentence shall be reapplied any time that Lessee exercises its right to lease Unit(s) under this Section 13.3. The term of the Expansion Option shall commence as of the date of the signing of the present agreement and expire three (3) years from the Commencement Date referred to in Section 3.1 (the "3-Year Date"). During this period, Lessee shall not be required to pay any fee or compensation to Lessor in connection with the Expansion Option. Lessee shall have the option to extend the term of the Expansion Option up to three (3) consecutive times for a period of twelve (12) months each, provided that Lessee and Lessor then reach an agreement about the conditions to be attached thereto. In the event that Lessee exercises its rights under this Section 13.3, this lease shall be amended to include the additional Units into the definition of the Leased Premises. Such amendment(s) to the lease shall be on the same material terms and conditions that apply to the existing Lease Agreement at the moment of exercising (including but not limited to the then applicable Rent), with the exception of the 7-months construction period referred to in Section 5. Upon exercise of the expansion option, Lessor shall start the construction of the additional unit(s) and/or the Additional Improvements without delay and complete same within a reasonable term. The lease of the additional Unit(s) shall expire co-terminously with the existing lease, as such may be extended.

13.4 First Right of Refusal to Lease Additional Space. Without limiting the provisions of Section 13.3 above, Lessor hereby grants to Lessee a first right of refusal to lease the four (4) adjacent units more particularly described in EXHIBIT K attached hereto and made a part hereof (collectively the "Units" and individually a "Unit") for the term of the lease, as may be extended. In the event that Lessor, or Lessor's heirs, executors, successors or assigns, at any time during the term of this lease or any extension thereof, intends or intend to conclude a lease agreement with regard to the Unit with a third party, Lessor or Lessor's heirs, executors, successors or assigns shall provide written notice to Lessee, which notice shall set forth the rent and all other terms and conditions of the intention concerned (the "Notice of Lease"). At Lessee's first request, Lessor shall furnish plausible proof to Lessee, evidencing that a concrete third party actually wishes to lease the Unit(s) concerned at the rent and subject to other the terms and conditions set out in the Notice of Lease. Within 10 days of receipt of the Notice of Lease, Lessee shall inform Lessor by registered letter of whether it wishes to lease the unit referred to in the Notice of Lease on the conditions set out in the Notice of Lease. If Lessee timely exercises this first right of refusal in accordance with the conditions accepted by Lessee, as set out in the Notice of Lease, a lease agreement with regard to the unit concerned will be effected. If Lessee fails to respond within the said term or informs Lessor within the said term that it does not intend to exercise its right of first refusal, Lessor will be authorised to lease the unit referred to in the Notice of Lease to third parties, provided not on conditions more favourable to the said third parties than those set out in the Notice of Lease. In the event that any material term of the Notice of Lease is subsequently modified to the detriment of Lessee, the process described in this
Section 13.4 shall be reapplied. Each time when a Unit or Units is (are) leased to a third party or to Lessee pursuant to this Section 13.4, the unit(s) concerned shall be replaced by additional adjacent unit(s), which additional unit(s) shall be subject to rights contained in this Section 13.4, in so far as such additional units are or will become actually available at that time. If no such units are or will be available, the right of first refusal set out in this
Section 13.4 does not apply at that time. The lease of the unit(s) ends simultaneously with the existing lease agreement or extensions thereof.

13.5 Option to Purchase The Leased Premises. As from the signing of the present agreement up to and including 3 years after the Commencement Date, Lessor shall not sell or offer for sale the Leased Premises and the ground lease in respect of the Leased Premises. Lessor hereby grants to Lessee an exclusive and irrevocable option (the "Option") - commencing at the date of signing this Agreement and valid for the term of the Agreement - to purchase the Leased Premises and the ground lease in respect of the Leased Premises for the price and upon the terms and conditions specified in this Article. The Option shall be exclusive for a term of 3 years after the Commencement Date. During the term of the present agreement, Lessee may exercise the Option by giving Lessor notice of its intent to exercise the Option. Upon exercising the Option, Lessor shall be obligated to sell and convey to Lessee and Lessee shall be obligated to purchase from Lessor the Leased Premises and the ground lease in respect of the Leased Premises for a purchase price equal to (i) eleven and one half times the annual Base Rent, minus the annual ground rent Lessee will become payable as soon as it has become the leaseholder (formula: 11.5 x (annual base rent minus annual ground rent)), (ii) increased by the unamortized value of the Additional Improvement and increased by any costs involved in the early repayment of the financing arrangement concerned, (iii) increased by any transfer tax and/or turnover tax and notarial charges due. In the event of exercise of the purchase option, the parties will agree a provisional date for the conveyance not later than 3 months after the date on which Lessor received notice from Lessee that the latter intended to exercise the purchase option, such also on account of Lessor's ground lease. The parties will then jointly contact the Municipality of Amsterdam in order to effect a division and conveyance of lessor's current right of ground lease, in so far as pertaining to the Leased Premises, or creation of a new ground lease in respect of the Leased Premises for the benefit of Lessee. The terms (including the ground rent) of the divided right of ground lease or the new right of ground lease shall be reasonably acceptable to Lessor and Lessee. Failing which the purchase option will be deemed not exercised or no purchase agreement will be deemed concluded and the Lease Agreement will be continued unchanged. The terms set out in EXHIBITS E AND F are at any rate deemed to be reasonably acceptable to the parties. The terms of the conveyance or the creation of the new ground lease shall otherwise be consistent with the terms of such deeds and commercial customs in the area in which the Property is located. Lessor and Lessee agree that immediately after the signing of this agreement, the option as regulated in this Section 13.5 will be entered in the public registers of the Land Register, subject to co-operation of the Land Register, such for Lessee's account.

13.6 Right of First Refusal to Purchase the Leased Premises. In the event that Lessor, or Lessor's heirs, executors, successors or assigns, during the term of this lease intends or intend to sell the Leased Premises or any portion thereof to a third party, Lessor or Lessor's heirs, executors, successors or assigns shall provide written notice to Lessee, which notice shall set forth purchase price, as well as all other terms and conditions of such intention (the "Notice of Sale"). At Lessee's first request, Lessor shall furnish plausible proof to Lessee, evidencing that a concrete third party actually wishes to purchase the Leased Premises and the Ground Lease in respect of the Leased Premises at the price and subject to the other terms and conditions set out in the Notice of Sale. Lessee shall inform Lessor by registered letter of whether it wishes to purchase the Leased Premises and the Ground Lease pertaining to the Leased Premises within 30 days of receipt of the Notice of Sale. Lessee may choose to purchase the Leased Premises (and the Ground Lease) at the same price and on the same terms of the offer set forth in the Notice of Sale or - such until 3 years after the Commencement Date - per the terms of the Option set forth in section
13.5. If Lessee fails to respond within the 30-days term or informs Lessor within the said term that it does not intend to exercise its right of first refusal referred to in this Section or its purchase option referred to in
Section 13.5 (until 3 years after the Commencement Date), Lessor will be authorised to sell the Leased Premises and the Ground Lease pertaining to the Leased Premises to third parties, provided not on conditions more favourable to the said third parties than those set out in the Notice of Sale or - if applicable - set out in Section 13.5. If any substantial term of the Notice of Sale is changed afterwards to the detriment of Lessee, the procedure set out in this Section 13.6 shall be re-applied. If Lessee does timely inform Lessor that it intends to exercise its right of first refusal referred to in this Section or
- if applicable - its purchase option referred to in Section 13.5, a purchase agreement with regard to the leased premises and the ground lease will arise between lessor and lessee, on the terms set out in the Notice of Sale or - if applicable
- the terms set out in Section 13.5. In addition, the parties will agree a provisional date for the transfer not later than 3 months after the date on which Lessor received notice from Lessee that the latter intended to exercise its right of first refusal or - if applicable - the purchase option, such also on account of Lessor's ground lease. The parties will then jointly contact the Municipality of Amsterdam in order to effect transfer of the Leased Premises/the current ground lease of lessor, in so far as pertaining to the Leased Premises, or creation of a new ground lease in respect of the Leased Premises for the benefit of Lessee. The conditions of the division/transfer of the existing ground lease in respect of the Leased Premises or the conditions of the creation of a new ground lease in respect of the Leased Premises shall be reasonably acceptable to Lessee and Lessor. The conditions set out in EXHIBITS E AND F shall at any rate be deemed to be reasonably acceptable. In the event that any material term of the Notice of Sale is subsequently modified to the detriment of Lessee, the process set out in this Section 13.6 shall be reapplied. The rights contained in this Section 13.6 shall be applicable to any and all intended sales of the Leased Premises for the duration of the term of this lease. If the Leased Premises (and the Ground Lease) are transferred to a third party, the option to purchase the leased premises referred to in Section 13.5 will expire, but Lessee's right of first refusal to purchase the Leased Premises referred to in this Section 13.6 will continue to have effect for a period of no more than ten
(10) years after the Commencement Date as referred to in Section 3.1. A third party in the sense of this Section does not refer to a legal entity of the group of companies to which Lessor belongs.

      If 3 years after the Commencement Date a situation arises of apparently simultaneous receipt by Lessor of the notice of Lessee that it exercises the Purchase Option in Section 13.5 and receipt by Lessee of the Notice of Sale, and if there is reasonable doubt with regard to which event occurred first, Section
13.6 will prevail.

13.7 Parking Space. Lessor will provide for (paved) parking facilities for 50 passenger cars reasonably adjacent to the Leased Premises, designated to be exclusively used by Lessee, as situated and indicated in the drawings attached to this Lease Agreement as EXHIBIT A. The use of these parking facilities by Lessee is included in the agreed lease price. Lessee cannot enforce any claims against Lessor if third parties without authorisation make use of the parking spaces. Lessee may place signs with its brand/name on or near the parking spaces.

13.8 Signage's. Lessor has given approval to Lessee to establish signage's to or near the Leased Premises, in order to make clearly visible that Starbucks is established at Westpoint. The design of these signage's will be handed to Lessor for prior review. This approval will primarily focus on the question whether the intended signage's are not out of tune, in size or nature, with the existing signage's of all Lessees on Westpoint II. The signage's must be in accordance with statutory and local regulations. It is the responsibility of Lessee to obtain all the necessary permits for the signage's.

13.9 Exclusivity. Lessor will not lease space at Amsterdam Westpoint I and Westpoint II to third parties that roast coffee at the location and Lessor will impose the same obligation on its legal successor in the form of a perpetual clause.

13.10 Sensitivity of Coffee to Odours. In order to prevent damages to the coffee as a result of odour emissions by other lessees of Lessor, Lessor will include in all new lease agreements with respect to Units at Westpoint II, the obligation for those lessees to refrain from causing any repeatedly recurring emission of odours, that may adversely affect the coffee of Starbucks, which means that those lessees would at least would have to refrain from the following activities:

(a)   Coffee roasting

(b) Manufacturing of perfumeries or other scented products (cosmetics, scented household products, etc.)

(c)   Paint manufacturing or paint application operations

(d)   Private or municipal waste treatment

(e)   Operations that raise, slaughter or process livestock or fish

(f)   Activities involving heavy use of solvents, degreasers or lubricants

(g)   Chemical manufacturing or petroleum refining or processing



      In addition, Lessor guarantees that any existing lease agreements with respect to the Units mentioned here above do not permit the forbidden activities as described in this clause and that Lessor will not provide consent under any of these lease agreements to change activities towards the forbidden activities as described in this clause. For the avoidance of doubt the parties expressly agree that logistic activities with respect to the odorous goods indicated above and cocoa storage and distribution will not be forbidden and furthermore, that this clause only refers to repeatedly recurring emission of odours in relation to manufacturing activities.

13.11 Silo building. During the lease term Lessor will, at Lessee's first written request, construct and build the silo building, subject to the conditions laid down in Section 5 of the present Agreement, with the exception of the 7-months construction period, and furthermore in accordance with requirements yet to be worked out by the parties. The costs of the concrete structure of the silo building until a height of 13.1m will be for account of Lessor and will be included in the Base Rent, whereby the Base Rent rate per m2 for the silo building - assuming the same specification level as the warehouse space - will be equal to the base rent per m2 for the warehouse space of the Leased Premises, to be increased by indexation pursuant to Section 4.3. A steel structure will bring the silo building to a height of 22 m. The costs of this steel structure will be considered Additional Improvements and the Additional Rent related to this improvement shall be calculated as described in Section
4.4. It is agreed that the parties will make further agreements about the amortization term when Lessee has requested the construction of a silo building. Upon expiry of the present Lease Agreement, Lessor shall attempt to lease the silo building to a third party.

      Lessee will receive 50% of any amount in excess of the annually indexed Base Rent that Lessor generates from the lease of the silo building in the period of ten (10) years after termination of this lease. Upon expiry of such ten (10) year period, Lessor (and its successors) will be under no restriction any more with respect to exploiting the silo building and all the income stemming from the silo building will be fully for the account of Lessor. If the steel top structure would have to be demolished on reasonable grounds, then Lessee would have to pay the costs thereof (but not the costs of closing the roof again).

13.12 Where the present agreement or the General Terms and Conditions require Lessor's consent, Lessor shall not unreasonably withhold its consent.

13.13 Lessee accepts that future building activities will take place at Westpoint II. Lessor will start building new Units at the other end of the Westpoint II site, in order to reserve for expansion by Lessee for as long as possible. Lessor must use best endeavours not to hinder the activities of Lessee as a result of the building activities. In any event the normal course of business of Lessee must be able to be continued.

13.14 Lessee is aware that Lessor intends to realise a container debarking terminal at the quayside alongside the Leased Premises, with a stacking area for containers. This will not restrict normal operations of Lessee and access of trucks to the loading docks. The containers will not block the view to the water from the offices.

13.15    Changes to the General Conditions

                  Article 2.2. The second and third sentence of this Article are replaced by the following:

                  "Lessee shall also observe the instructions given in writing or by word of mouth by or on behalf of Lessor in the interests of the proper use of the Leased Premises and of the inside and outside areas, the installations and fixtures in the building or complex which the Leased Premises are part of, if and insofar as Lessee has been consulted properly by Lessor in advance about the content of these instructions and if and insofar as these instructions can be considered to be reasonable and necessary. Lessee will - in principle - not be bound to unreasonable instructions by or on behalf of Lessor which have an adverse effect on the justified interests of Lessee, on the rights of Lessee stemming from this Lease Agreement or on the activities of Lessee. The instructions by Lessor may inter alia relate to maintenance, image, noise level, order, fire regulations, parking behaviour and the good functioning of the installations, the building or the complex which the Leased Premises are part of."

                  Articles 2.6.1 to 2.6.3 of the General Conditions are replaced by the following:

                  Article 2.6.1. "Lessee knows that Lessor had a soil survey report prepared by Omegam, called Nulonderzoek "Westpoint II", Ruigoordweg in Amsterdam-Westpoint, reference 1106311/VO1, dated 17 May 2001. The said report is attached to the present agreement as EXHIBIT L. To Lessor's knowledge, the report gives a true, accurate and complete description of the condition of the soil of the parcel of land on which the Basic Facilities and the Additional Improvements are to be constructed. As the report dates from 17 May 2001, the Parties agree to instruct Omegam to conduct an additional soil survey and prepare a report thereon, the costs of which will be shared by the parties (on a 50/50 basis). The said survey and report shall be based on sampling of the soil of the parcel of land on which the Basic Facilities and the Additional Improvements are to be constructed, after slags and/or other levelling-up materials have been applied but just prior to the start of the construction of the foundation. Lessee shall receive the report timely before the start of the work on the foundation. If Lessee has reasonable doubts about the accuracy of the report it may have a further soil survey carried out for its own account. If same leads to a delay, the seven-months term referred to in Sections 5.3 and 5.8 will be extended. The parties shall consult with each other about the term of the extension.

                  Lessee is neither liable nor responsible for any (environmentally) hazardous materials, the condition of the environment or other circumstances as described in the aforementioned reports. The term "hazardous materials" refers to (environmentally) hazardous materials, (environmentally) hazardous waste substances or (environmentally) hazardous substances set out in or regulated by applicable laws or regulations, in particular the Wet Bodembescherming (Soil Protection Act) and the Wet Milieubeheer (Environmental Control Act)

                  Any contamination of the leased premises established in the aforementioned reports shall be cleaned up for Lessor's risk and account, if Lessor is obligated thereto under current regulations. The cleaning up shall be executed in the manner prescribed by relevant applicable acts and regulations. In the event of "serious soil contamination", as defined in the Soil Protection Act and located on the place where the building under consideration is to be built, Lessor shall clean up that contamination before the start of construction work and the seven-months (7) building term will be extended by the term required for the cleaning up. If the consequences of the said contamination are reasonably unacceptable to Lessor and/or Lessee, the parties will seek a solution in mutual consultation, taking into account the interests of both parties.

                   At the end of the lease as well as in the event of transfer of the Leased Premises (and the ground rent) to Lessee, a similar soil survey will be carried out. If higher concentrations of one or more of the substances to which Omegam's previous surveys pertained are then found in, on or around the Leased Premises, same will be deemed an indication of Lessee having caused that contamination.

                  Article 2.6.2. "It is forbidden to Lessee, its personnel or persons or goods under its control to contaminate in any way (the soil of) the Leased Premises and Lessee shall compensate the damage arising from contamination caused by Lessee, its personnel or persons or goods under its control and he shall be liable to Lessor and third parties for expenses relating to the removal of such contamination or for the taking of other measures.

                  Article 2.6.3. "Lessor does not indemnify Lessee against (Government) orders for further investigation or the taking of measures, unless those orders are related to a contamination that has been caused by Lessor or pollution that was already present on or in the Leased Premises prior to the Commencement Date."

                  Article 2.10.2. Article 2.10.2 of the General Conditions is not applicable:

                  1. with respect to Lessee's construction plans described in EXHIBIT M;

                  2. interior alteration that are non-structural, if and insofar these alterations do not adversely affect the Leased Premises;

                  3. structural alterations, subject to prior written approval of Lessor, which approval can only be withheld on reasonable grounds.

                  Articles 3.1 and 3.2. Contrary to the provisions in Articles
                  3.1. and 3.2 of the General Conditions it was agreed that:

                  1. sublease is permitted after prior written approval of Lessor, which approval can only be withheld on reasonable grounds;

                  2. transfer of the rights and obligations under the lease agreement to a company of which all shares are directly or indirectly held by Starbuck Corporation is permitted

                  Article 6.5. The words "gross" and "serious" in this Article are considered to be deleted.

                  Article 6.6. The words "gross" and "serious" in this Article are considered to be deleted.

                  Article 9.3. In addition to this Article 9.3 it is agreed that Lessee is entitled to a 30 days cure period after written notice by Lessor to cure the concerned defaults, before the lessor can conduct the maintenance as described in this Article himself.

13.18 Environmental Testing. At any time during the term hereof, Lessee may undertake such environmental testing with respect to the Leased Premises and the Land as Lessee deems desirable, including, without limitation, soil and ground water testing.

14.1 Choice of law. The parties declare that the present agreement as well as the guarantee attached as EXHIBIT J are governed by Dutch law.

14.2 Dutch version. The parties declare that only the Dutch version of the present agreement will be binding. The English version of the agreement, attached as an appendix to the present agreement, is for information purposes only and in no way relevant to the legal relationship between the parties or the parties' intent.

14.3 The Dutch Court has jurisdiction. The civil court in Amsterdam will have exclusive jurisdiction to adjudicate any disputes arising from or related to the present agreement, both in the first instance and on appeal.

                            [Signature Page Follows]

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
         Drawn up and signed in Amsterdam on ____________________________.


Lessor:                                 Lessee:


-------------------------------         -------------------------------
Name:                                   Name:
     --------------------------              --------------------------
Title:                                  Title:
     --------------------------              --------------------------
Date:                                   Date:
     --------------------------              --------------------------

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
LIST OF APPENDICES AND EXHIBITS

EXHIBITS:
Exhibit A:                the Leased Premises (indicated by means of hatching)
Exhibit B:                Preliminary Plans (as attached to the application for the Building Permit)
Exhibit C:                Technical Description (as to be provided by the contractor)
Exhibit D:                reinforced floor area (increased maximum floor load)
Exhibit E:                deeds of temporary issue of leasehold land
Exhibit F:                letter for the Gemeentelijk Havenbedrijf Amsterdam, dated 31 October 2001 (reference:
                          01.06923)

Exhibit G:                Sprinkler system proposal

Exhibit H:                letter about the piling equipment and materials required
Exhibit I:                list of addition amenities and services
Exhibit J:                guarantee

Exhibit K:                expansion option and first right of refusal to lease additional space
Exhibit L:                soil survey report "Nulonderzoek "Westpoint II", Ruigoordweg in Amsterdam-Westpoint,
                          prepared by Omegam, dated 17 May 2001, project number 1106311
Exhibit M:                Lessee's construction drawings

APPENDICES:

General Terms and Conditions lease of office space and other industrial Units not in accordance with Article 7A: 1624 of the Dutch Civil Code

Power of attorney Westpoint

English translation of the present agreement




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